Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value NIS 0.01 per share, of Gamida Cell Ltd., and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2019.

GABRIEL CAPITAL MANAGEMENT LTD.

By:	/s/ Gabriel Leibler
Name: Gabriel Leibler
Title: Sole Director and Shareholder

/s/ Gabriel Leibler
Name: Gabriel Leibler